Exhibit 10.2

SECOND AMENDED AND RESTATED
CONSULTING AGREEMENT

This Second AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) dated as of March 27, 2012 among F.N.B. Corporation, a Florida corporation having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB”), First National Bank of Pennsylvania, a national banking association having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB Bank”), and F.N.B. Payroll Services, LLC (“LLC”) and Stephen J. Gurgovits, an individual whose address is 591 Buhl Boulevard, Sharon, Pennsylvania 16146 (the “Consultant”).

WITNESSETH:

WHEREAS, FNB Bank is a wholly owned subsidiary of FNB and LLC is a wholly owned subsidiary of FNB Bank, (FNB, FNB Bank and LLC are collectively referred to as “Companies”); and

WHEREAS, on or about June 18, 2008, FNB and the Consultant entered into an Amended and Restated Consulting Agreement; and

WHEREAS, from June 2, 2009, through February 29, 2012, FNB employed the Consultant as Chief Executive Officer of FNB; and

WHEREAS, on or about February 22, 2012, FNB and the Consultant entered into the Second Amendment to the Amended and Restated Consulting Agreement; and

WHEREAS, the Companies desire to employ the Consultant to provide consulting services to the Companies, and the Consultant desires to provide for his rendering of consulting services to the Companies, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the services to be provided by the Consultant and to replace the Amended and Restated Consulting Agreement, as amended.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Companies and the Consultant, intending to be legally bound hereby, mutually agree as follows:

Consulting Services and Term.

(i) Effective on March 1, 2012, (the “Effective Date”), the Companies shall employ the Consultant to provide consulting services to the Companies and the Consultant shall provide consulting services to the Companies in accordance with the terms and subject to the conditions set forth in this Agreement for a term (the “Term”) that shall commence on the Effective Date and, subject to paragraphs 1(b), 1(c) and 1(d), shall expire on the fifth anniversary of the Effective Date.

(ii) FNB, FNB Bank and LLC shall be jointly and severally liable to the Consultant with respect to all liabilities of each other to the Consultant under this Agreement provided, however, that none of FNB, FNB Bank or LLC shall be responsible for any liability of the other to the Consultant to the extent that such liability has been discharged by the other.

Unless otherwise provided in this Agreement or agreed by the Companies and the Consultant, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

Notwithstanding paragraph 1(a), the Companies, by action of their Boards of Directors (the “Boards”) and effective as specified in a written notice thereof to the Consultant in accordance with the terms of this Agreement, shall have the right to terminate the Consultant’s employment under this Agreement at any time during the Term, for Cause (as defined in this Agreement) or other than for Cause or on account of the Consultant’s death, subject to the provisions of this paragraph 1. As used in this Agreement, “Cause” shall mean (A) the commission by the Consultant of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of Companies, in each case, after notice thereof from the Companies to the Consultant and a reasonable opportunity for the Consultant to cease such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause intentional material damage to the property or business of Companies by the Consultant, (C) the Consultant’s inability to perform his duties under this Agreement in all material respects other than for physical or mental impairment or illness or (D) the Consultant’s admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Boards, adversely affects FNB Bank’s or FNB’s reputation or the Consultant’s ability to carry out his obligations under this Agreement.

The Consultant shall have the right to terminate his employment under this Agreement at any time during the Term hereof for Good Reason or without Good Reason. As used in this Agreement, “Good Reason” shall mean a material breach by either Company of its respective obligations to the Consultant under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Consultant within 30 days, in each case following written notice thereof from the Consultant to the Companies, which notice shall be provided within 90 days of the initial existence of the breach.

Termination Obligations.

(i) If (A) the Companies terminate the employment of the Consultant under this Agreement for any reason other than Cause or the death of the Consultant or (B) the Consultant terminates his employment under this Agreement for Good Reason, the Companies shall pay the Consultant’s annual fee for the remainder of the Term.

(ii) If (A) the Companies terminate the employment of the Consultant under this Agreement for Cause or (B) the Consultant terminates his employment under this Agreement for any reason other than Good Reason, the sole obligation of the Companies shall be to pay any accrued obligations under this Agreement to the Consultant.

(iii) The parties intend that this Agreement be drafted and administered in compliance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Consultant to payment of interest or any additional tax under Code section 409A. The parties intend for any payments under subsection (i) above to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any IRS guidance issued under Section 409A would result in the Consultant being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Companies and the Consultant.

(iv) If a payment under paragraph 1(e)(i) above does not qualify as a short-term deferral under Section 409A or any similar or successor provisions, and the Consultant is a Specified Employee (as defined herein) as of his termination date, distributions to the Consultant may not be made before the date that is six months after the date of the termination date or, if earlier, the date of the Consultant’s death (the “Six-Month Delay”). Payments to which the Consultant would otherwise be entitled during the first six months following the termination date (the “Six-Month Delay Date”) will be accumulated and paid on the first day of the seventh month following the termination date. Notwithstanding the Six-Month Delay set forth in this paragraph 1(b)(vi):

(A) To the maximum extent permitted under Section 409A or any similar or successor provisions, during each month until the occurrence of the Six-Month Delay Date, the Companies will pay the Consultant an amount equal to the lesser of (I) the total monthly severance provided under paragraph 1(e)(i) above or (II) one-sixth of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Consultant’s date of termination occurs, and (2) the sum of the Consultant’s annualized compensation based upon the annual rate of pay for services provided to the Companies for the taxable year of the Consultant preceding the taxable year of the Consultant in which his termination date occurs, adjusted for any increase during that year that was expected to continue indefinitely if the Consultant had not had a termination date; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Consultant by the Companies under paragraphs 1(e)(i) and (ii); and

(B) To the maximum extent permitted under Section 409A or any similar or successor provisions, within ten days of the termination date, the Companies will pay the Consultant an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Consultant’s termination date; provided that the amount paid under this sentence will be inclusive of, and will not be in addition to, the total payment amount required to be made to the Consultant by the Companies under paragraph 1(b).

For purposes of this Agreement, “Specified Employee” has the meaning given that term in Section 409A or any similar or successor provisions. The Companies’ “specified employee identification date” as described in Section 409A will be December 31 of each year, and the Companies’ “specified employee effective date” as described in Section 409A or any similar or successor provisions will be February 1 of each succeeding year.

(a) In the event that the independent registered public accounting firm of either of the Companies or the IRS determines that any payment, coverage or benefit provided to the Consultant pursuant to this Agreement is subject to the excise tax imposed by Sections 280G or 4999 of the Code or any successor provision thereof or any interest or penalties incurred by the Consultant with respect to such excise tax, the Companies, within 30 days thereafter, shall pay to the Consultant, in addition to any other payment, coverage or benefit due and owing hereunder, an additional amount that will result in the Consultant’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts payable under this paragraph 1(f), upon the receipt of the payments provided for by this Agreement be no less advantageous to the Consultant than the net after tax position to the Consultant that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(f) shall be made by tax counsel whose selection shall be reasonably acceptable to the Consultant and the Companies and whose fees and costs shall be paid for by the Companies.

(b) In the event that the independent registered public accounting firm of either of the Companies or the IRS determines that any payment, coverage or benefit due or owing to the Consultant pursuant to this Agreement is subject to the excise tax imposed by Section 409A of the Code or any successor provision thereof or any interest or penalties, including interest imposed under Section 409(A)(1)(B)(i)(I) of the Code, incurred by the Consultant as a result of the application of such provision, the Companies, within 30 days thereafter, shall pay to the Consultant, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Consultant’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this paragraph 1(g), being no less advantageous to the Consultant than the net after tax position to the Consultant that would have been obtained had Section 409A of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(g) shall be made by tax counsel whose selections shall be reasonably acceptable to the Consultant and the Companies and whose fees and costs shall be paid for by the Companies.

(c) Any notice of termination of this Agreement by the Companies to the Consultant or by the Consultant to the Companies shall be given in accordance with the provisions of paragraph 9.

(d) The Companies agree to reimburse the Consultant for the reasonable fees and expenses of the Consultant’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Consultant is successful on the merits.

Services of the Consultant.

The Consultant agrees to provide services to the Companies as assigned from time to time by the Chief Executive Officer or Executive Committee of FNB. Such services shall include participation in activities of bankers’ associations. The Consultant agrees to perform such services faithfully, diligently and to the best of the Consultant’s ability and the Companies shall have the right to direct the manner in which the Consultant provides his services under this Agreement. Except for travel normally incidental and reasonably necessary to the business of the Companies and the duties of the Consultant under this Agreement, the duties of the Consultant shall be performed from an office location not greater than 20 miles from Hermitage, Pennsylvania.

The parties intend that the Consultant shall render services under this Agreement as an employee of the Companies; however, Consultant shall not be elected or appointed as an officer of the Companies nor shall he be permitted to engage or participate in major policy making functions or decisions of the Companies and nothing herein shall be construed to be inconsistent with this relationship or status. The Consultant shall not be entitled to benefits paid by the Companies to their part-time employeesand will not be eligible to participate in the 401(k) Plan, or any similar qualified or non-qualified plans. The fees, benefits and other compensation paid to the Consultant pursuant to this Agreement shall be subject to and net of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Consultant’s performance of consulting services under this Agreement.

Fees.

As compensation for the Consultant’s services under this Agreement, the Companies shall pay the Consultant annual compensation in an amount equal to the sum of 50% of (i) the Base Salary as defined in the Amended and Restated Employment Agreement dated June 18, 2008, (the “Employment Agreement”) which has expired by its terms of the Executive for the year ending December 31, 2011, and (ii) an amount equal to that percentage of the amount set forth in clause (i) as is equal to the average percentage that the bonus (as defined in Sections 3(b)(i) and (ii) of the Employment Agreement) paid to the Executive for the years ending December 31, 2009, 2010 and 2011 bears to the Base Salary in fact paid to the Executive for the years ending December 31, 2009, 2010 and 2011. Such annual fee and bonus shall be paid in 12 equal monthly installments on the first day of each month.

From and after the Effective Date and throughout the Term:

The Companies shall provide the Consultant with an automobile at the Companies’ sole cost and expense. The automobile shall be replaced with a substantially equivalent automobile owned or leased by Companies in the future as shall be mutually agreed by the Consultant and the Compensation Committee of the Board. The Companies shall bear all gas, insurance, repairs, maintenance, and other operating expenses for the automobile.

The Companies will pay the annual dues and assessments for the Consultant’s membership in one country club of the Consultant’s choosing. In addition, the Companies shall pay any reasonable club usage charges related to the Companies’ business upon submission by the Consultant of appropriate verifying information.

The Companies shall provide the Consultant with office facilities and secretarial services consistent with the Consultant’s stature as a former chief executive officer of the Companies.

Expenses. The Companies shall promptly reimburse the Consultant for (a) all reasonable expenses paid or incurred by the Consultant in connection with the performance of the Consultant’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor, (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Consultant during the Term and (c) the costs of a personal computer, cellular telephone, blackberry and fax machine for the Consultant’s residence in the Sharon, Pennsylvania area, including the monthly fees related to such devices.

Indemnification. Notwithstanding anything in the Companies’ certificate of incorporation or their By-laws to the contrary, the Consultant shall at all times while the Consultant is providing consulting services to the Companies, and thereafter, be indemnified by the Companies to the fullest extent permitted by applicable law for any matter in any way relating to the Consultant’s affiliation with the Companies and/or its subsidiaries; provided, however, that if the Consultant’s engagement shall have been terminated by the Companies for Cause, then, to the extent required by law, the Companies shall have no obligation whatsoever to indemnify the Consultant for any claim arising out of the matter for which his engagement shall have been terminated for Cause or for any conduct of the Consultant not within the scope of the Consultant’s duties under this Agreement.

Confidential Information. The Consultant understands that in the course of his engagement by the Companies the Consultant will receive confidential information concerning the business of the Companies and that the Companies desire to protect. The Consultant agrees that he will not at any time during or after the period of his engagement by the Companies reveal to anyone outside the Companies, or use for his own benefit, any such information that has been designated as confidential by the Companies or understood by the Consultant to be confidential without specific written authorization by the Companies. Upon termination of the engagement of the Consultant under this Agreement, and upon the request of the Companies, the Consultant shall promptly deliver to the Companies any and all written materials, records and documents, including all copies thereof, made by the Consultant or coming into his possession during the Term and retained by the Consultant containing or concerning confidential information of the Companies and all other written materials furnished to and retained by the Consultant by the Companies for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.

Non-Competition and Non-Disparagement.

For the purposes of this Agreement, the term “Competitive Enterprise” shall mean any federal or state-chartered bank, trust company, savings and loan association, savings bank, credit union, consumer finance company, bank holding company, savings and loan holding company, unitary holding company, financial holding company or any of the foregoing types of entities in the process of organization or application for federal or state regulatory approval and shall also include other providers of financial services and entities that offer financial services or products that compete with the financial services and products currently or in the future offered by the Companies or their respective subsidiaries or affiliates.

For a period of two years (the “Restricted Period”) immediately following the Companies’ termination of the Consultant’s employment under this Agreement for Cause or the Consultant’s termination of his engagement under this Agreement for other than Good Reason, the Consultant shall not, provided that the Companies remain in compliance with their obligations under this Agreement:

serve as a director, officer, employee or agent of, or act as a consultant or advisor to, any Competitive Enterprise in any city or county in which the Companies or their respective subsidiaries or affiliates are then conducting business or maintain an office or have publicly announced their intention to conduct business or maintain an office;

in any way, directly or indirectly, solicit, divert or contact any existing or potential customer or business of the Companies or any of their respective subsidiaries or affiliates that the Consultant solicited, became aware of or transacted business with during the employment of the Consultant by the Companies for the purpose of selling any financial services or products that compete with the financial services or products currently or in the future offered by the Companies or their respective subsidiaries and affiliates; or

solicit or assist in the employment of any employee of the Companies or their respective subsidiaries or affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Business Enterprise.

The Consultant agrees that during and after the period of his employment by the Companies under this Agreement he will not in any way, directly or indirectly, make any oral or written statement, comment or other communication designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualification of the Companies or any of their respective subsidiaries or affiliates or any of their respective directors, officers, employees or customers.

Entire Agreement; Amendment. This Agreement contains the entire agreement between the Companies and the Consultant with respect to the consulting services to be provided pursuant to this Agreement and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.

No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Consultant’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

Successor Liability. The Companies shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Companies to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.

No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 12 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Consultant or his estate and their assigning any rights hereunder to the person or persons entitled hereto.

Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraphs 6 or 7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraphs 6 or 7 and to enforce specifically the terms and provisions of paragraphs 6 or 7, this being in addition to any other remedy to which any party is entitled at law or in equity.

Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

Survival of Benefits. Any provision of this Agreement that provides a benefit to the Consultant and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Companies until such time as such benefits are paid in full to the Consultant or his estate.

16. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

F.N.B. CORPORATION /s/ Vincent J. Delie, Jr. ________________

Vincent J. Delie, Jr., President and Chief Executive Officer FIRST NATIONAL BANK OF PENNSYLVANIA /s/ Vincent J. Delie, Jr. __________________

Vincent J. Delie, Jr. , Chief Executive Officer F.N.B. Payroll Services, LLC /s/ Vincent J. Delie, Jr.________________

Vincent J. Delie, Jr., President and Chief Executive Officer /s/ Stephen J. Gurgovits—

Stephen J. Gurgovits, Consultant